Sub-Item 77 O Rule 10f-3 Transactions

DREYFUS INVESTMENT GRADE FUNDS, INC.
Dreyfus Premier Short Term Income Fund

On May 8, 2007, Dreyfus Investment Grade Funds, Inc. – Dreyfus Premier Short Term Income Fund (the “Fund”) purchased $440,000 in Credit Suisse – Cusip # 225448AA7 (the “Bonds”). The Bonds were purchased from Mellon Financial Markets, a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. The following is a list of the syndicate’s primary members:

Banc of America Secs
BB&T Capital Mkts
BBVA, SA
BNP Paribas
Citigroup
Credit Suisse
Fifth Third Securities
Fortis Secs
HSBC
ING Wholesale Bkg
KeyBank Capital Mkts
Mitsubishi UFJ Secs
Morgan Keegan & Co
Popular Secs
Rabo Secs USA
Societe Generale
SunTrust Robinson Humphrey
Wells Fargo Secs
MFR Secs, Inc
Trilon International
Utendahl Capital Partners

Accompanying this statement are materials presented to the Board of Directors of Dreyfus Investment Grade Funds, Inc.-Dreyfus Premier Short Term Income Fund, which determined that the purchase had been effected in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on July 20, 2007.

DIGF -DPSTIF

PROPOSED RESOLUTION

RESOLVED, that the transactions engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transactions.